EXHIBIT 4.4

WARRANT

THIS WARRANT (“WARRANT”) WAS SOLD IN A PRIVATE TRANSACTION, WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR THE SECURITIES LAWS OF ANY STATE, AND MAY BE OFFERED OR SOLD ONLY IF REGISTERED UNDER THE SECURITIES ACT AND SUCH LAWS OR IF AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND SUCH LAWS IS AVAILABLE.

Company / Issuer:	Mattersight Corporation (NasdaqGM:MATR)
Number of Shares:	Up to that Number of Shares as up to $2,000,000 would purchase at the Relevant Exchange Price, subject to adjustment Common Stock, par value
Class of Shares:	$0.01 / share
Exchange Price:	Conversion Price(s) of Facility B Notes, respectively
Issue Date:	August 19, 2013
Expiration Date:	Five (5) years from the date of each Facility B Note (as defined)

The term “Holder” shall initially refer to Partners for Growth IV, L.P., a Delaware limited partnership, which is the initial holder of this Warrant and shall further refer to any subsequent permitted holder of this Warrant from time to time. This Warrant is issued in connection with the Loan and Security Agreement dated the Issue Date (the “Loan Agreement”) and, in particular, Facility B Loans under the Loan Agreement (“Facility B Loans”).

Mattersight Corporation, a Delaware corporation (the “Company”) does hereby certify and agree that in consideration of allowing Facility B Loans to be prepaid by the Company and the conversion value given up by PFG in connection therewith, Holder, or its permitted successors and assigns, hereby is entitled to Exercise or Exchange this Warrant (each as defined in Section 1.3(a), below) in the Company for that number of duly authorized, validly issued, fully paid and non-assessable shares of its Common Stock, $0.01 par value per share as up to that number of shares of Company common stock (the “Common Stock”) as the principal amounts of Facility B Notes (respectively) prepaid by the Company would purchase at the Relevant Exchange Price, upon the terms and subject to the provisions of this Warrant. The “Relevant Exchange Price” means, in the case of each Facility B Note, the Conversion Price set forth (or determinable) in each such Note. The Common Stock issuable upon Exercise or Exchange of this Warrant is referred to herein as the “Warrant Stock”. Capitalized terms used but not defined in this Warrant have their meanings as set forth in the Loan Agreement, regardless of whether the Loan Agreement is then in effect.

The Facility B Loans consist of up to two Notes each convertible into the Company’s equity in the principal amount of $1,000,000, each issuable subject to the Company’s financial performance as set forth in Section 1 of the Schedule to the Loan Agreement and the Company’s election to issue Note(s) if it so qualifies. This Warrant is intended to protect Holder’s conversion value associated with all or any part of issued Notes that are prepaid by the Company under the Loan Agreement. Thus, this Warrant becomes exercisable only if the Company is able to borrow under Facility B, the Company issues one or more Facility B Notes and the Company then prepays any principal under a Facility B Note before its stated Maturity Date. If the Company does not prepay any Notes in whole or in part under Facility B, this Wan-ant shall not be exercisable by Holder in whole or in part and shall be deemed terminated contemporaneously with the Company’s right to borrow under Facility B. For example (assuming the Company both qualifies for and borrows under Facility B by issuing Notes in the aggregate principal amount of $2,000,000), if the Company prepays the initial Note under Facility B in its entirety and prepays half of the principal amount due on the second Note, this Warrant would become exercisable for that number of shares of Common Stock (as defined below) as equals $1,000,000 divided by the Conversion Price of the first Note, plus that number of shares of Common Stock as equals $500,000 divided by the Conversion Price of the second Note.

Section 1 Term, Price, Exercise and Exchange of Warrant.

1.1 Term of Warrant. This Warrant shall be exercisable or exchangeable as to the relevant Number of Shares issuable in connection with each Facility B Note from the Issue Date until five (5) years from the Issue Date of each Facility B Note.

1.2 Exchange Price. The price per share at which the Warrant Stock is issuable upon Exercise or Exchange of this Warrant shall be the respective Conversion Price of each Facility B Note under the Loan Agreement, subject to adjustment from time to time as set forth herein (the “Exchange Price”).

1.3 Exercise of Warrant; Exchange of Warrant.

(a) This Warrant may be Exercised in whole or in part, upon sun-ender of this Wan-ant to the Company at its then principal offices in the United States, together with the form of election to Exchange or Exercise attached hereto as Exhibit A (the “Election”) duly completed and executed, and upon payment to the Company of the Exercise Price for the number of shares of Warrant Stock in respect of which this Warrant is then being exercised (an “Exercise”). In whole or in part in lieu of an Exercise, Holder may exchange this Wan-ant by indicating so in the Election and proceeding in accordance with the remainder of this Section 1.3 (an “Exchange”).

(b) Upon an Exchange, the Holder shall receive Warrant Stock such that, without the payment of any funds, the Holder shall surrender this Warrant in exchange for the number of shares of Wan-ant Stock equal to “X” (as defined below), computed using the following formula:

X=	Y * (A-B)
A

Where

X = the number of shares of Warrant Stock to be issued to Holder

Y = the number of shares of Warrant Stock to be exchanged under this

Warrant

A = the Fair Market Value of one share of Warrant Stock

B = the Exchange Price (as adjusted to the date of such calculations)

* = multiplied by

(c) For purposes of this Warrant, the “Fair Market Value” of one share of Warrant Stock shall be (i) if the Common Stock is or becomes listed on a national stock exchange, the highest closing sale price reported on such exchange during the ninety-day period prior to the date Holder delivers its Election to the Company, or (ii) if the Common Stock is traded over-the-counter, the highest sale price reported for the Common Stock during the ninety-day period prior to the date Holder delivers its Election to the Company. If the Common Stock is not traded as contemplated in clauses (i) or (ii), above, the Fair Market Value of the Warrant Stock shall be the price per share which the Company could obtain from a willing buyer for shares of Common Stock sold by the Company from its authorized but unissued shares, as the Board of Directors of the Company (“Board”) shall determine in its reasonable good faith judgment, but shall in no event be less than the most recent price at which qualified employee stock options issued at such time are exercisable. In the event that Holder elects to convert the Warrant Stock through Exchange in connection with a transaction in which the Warrant Stock is converted into or exchanged for another security, Holder may effect a Exchange directly into such other security.

(d) Upon surrender of this Warrant, and the duly completed and executed Election, and payment of the Exchange Price or conversion of this Warrant through Exchange, the Company shall issue and deliver within three (3) business days to the Holder or such other person as the Holder may designate in writing a certificate or certificates for the number of shares of Warrant Stock issuable pursuant to the terms of this Warrant upon Exercise or Exchange. Such certificate or certificates shall be deemed to have been issued and any person so designated to be named therein shall be deemed to have become a holder of record of such Warrant Stock as of the date of the surrender of this Warrant, and the duly completed and executed Election, and payment of the Exchange Price in the case of an Exercise or conversion of this Warrant through Exchange; provided, that if the date of surrender of this Warrant and payment of the Exchange Price is not a business day, the certificates for the Warrant Stock shall be deemed to have been issued as of the next business day (whether before or after the Expiration Date). If this Warrant is exchanged or exercised in part, a new warrant of the same tenor and for the number of shares of Warrant Stock not exchanged or exercised shall be executed by the Company and delivered to Holder.

1.4 Fractional Interests. The Company shall not be required to issue fractions of shares of Warrant Stock upon the Exercise or Exchange of this Warrant. If any fraction of a share of Warrant Stock would be issuable upon the exchange of this Warrant (or any portion thereof), the Company shall purchase such fraction for an amount in cash equal to the Fair Market Value of the Wan-ant Stock.

1.5 Automatic Conversion on Expiration Date. In the event that, on the Expiration Date, the Fair Market Value of one share of Common Stock (or other security issuable upon the Exercise or Exchange hereof) as determined in accordance with Section 1.3(c) is greater than the Exchange Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date to be Exchanged pursuant to Section 1.3 as to all Warrant Stock (or such other securities) for which it shall not previously have been Exercised or Exchanged, and the Company shall promptly deliver a certificate representing the Wan-ant Stock (or such other securities) issued upon such conversion to the Holder.

1.6 Treatment of Wan-ant Upon Acquisition of Company.

(a) “Acquisition”. For the purpose of this Warrant, “Acquisition” means any sale or other disposition of all or substantially all of the assets of the Company in whatever form, or any reorganization, consolidation, merger of the Company or other such single transaction where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity after the transaction(s) (in each case, whether in a single transaction or multiple related transactions).

(b) Treatment of Warrant at Acquisition. Upon the closing of any Acquisition, the surviving entity (if applicable in such Acquisition) shall, as condition to such Acquisition, either: (i) assume the obligations of this Warrant, and this Warrant shall be exercisable for the same securities as would be payable for the Wan-ant Stock issuable upon exchange of the unexchanged portion of this Warrant as if such Warrant Stock were outstanding on the record date for the Acquisition (and the Warrant Price and/or number of shares of Warrant Stock shall be adjusted accordingly) or (ii) purchase this Warrant at its “Fair Value” (as described in clause (c) below, the “Purchase Price”).

(c) Purchase at Fair Value.

For purposes of this Warrant, “Fair Value” shall mean that value determined by the parties using a Black-Scholes Option-Pricing Model (the “Black-Scholes Calculation”) with the following assumptions: (A) a risk-free interest rate equal to the risk-free interest rate at the time of the closing of the Acquisition (or as close thereto as practicable), (B) a contractual life of the Warrant equal to the remaining term of this Wan-ant as of the date of the announcement of the Acquisition, (C) an annual dividend yield equal to dividends declared on the underlying Warrant Stock (including securities into which the Wan-ant Stock may be convertible) during the term of this Warrant (calculated on an annual basis), and (D) a volatility factor of the expected market price of the Company’s Common Stock comprised of: (1) if the Company is publicly traded on a national securities exchange, its volatility over the one year period ending on the day prior to the announcement of the Acquisition, (2) if the Common Stock is traded over-the-counter, its volatility over the one year period ending on the day prior to the announcement of the Acquisition, or (3) if the Company is a non-public company, the volatility, over the one year period prior to the Acquisition, of an average of publicly traded companies in the same or similar industry to the Company with such companies having similar revenues. The Purchase Price determined in accordance with the above shall be paid upon the initial closing of the Acquisition and shall not be subject to any post-Acquisition closing contingencies or adjustments; provided, however, the parties may take such post-Acquisition closing contingencies or adjustments into account in determining the Purchase Price, and if the parties take any post-Acquisition closing contingencies or adjustments into account, then upon the partial or complete removal of those post-Acquisition closing contingencies or adjustments, a new Black-Scholes Calculation would be made using all of the same inputs except for the value of the Company’s Common Stock (as determined under subclause (D)), and any increase in Fair Value (and, correspondingly, Purchase Price), including, without limitation, as a result of any earn-out or escrowed consideration, would be paid in full to Holder immediately after those post-Acquisition closing contingencies or adjustments can be determined or achieved.

Section 2 Exchange and Transfer of Warrant.

(a) This Warrant may be transferred, in whole or in part, without restriction, subject to (i) Holder’s compliance with applicable securities laws and delivery of an opinion of competent counsel as to the same, and (ii) the transferee holder of the new Warrant assuming in writing the obligations of the Holder and making the representations and warranties set forth in this Wan-ant. Notwithstanding and without the necessity of delivering an opinion of counsel, Holder may at any time transfer this Warrant in whole or in part to any affiliate. By its acceptance of this Wan-ant, each such affiliate transferee will be deemed to have made to the Company each of the representations and warranties set forth in Section 7 hereof and agrees to be bound by all of the terms and conditions of this Wan-ant as if the original Holder hereof. A transfer may be registered with the Company by submission to it of this Wan-ant, together with the Assignment Form attached hereto as Exhibit B duly completed and executed. After the Company’s receipt of this Warrant and the Assignment Form so completed and executed, the Company will issue and deliver to the transferee a new warrant (representing the portion of this Warrant so transferred) at the same Exchange Price per share and otherwise having the same terms and provisions as this Wan-ant, which the Company will register in the new holder’s name. In the event of a partial transfer of this Warrant, the Company shall concurrently issue and deliver to the transferring holder a new warrant that entitles the transferring holder to purchase the balance of this Wan-ant not so transferred and that otherwise is upon the same terms and conditions as this Warrant. Upon the due delivery of this Warrant for transfer, the transferee holder shall be deemed for all purposes to have become the holder of the new wan-ant issued for the portion of this Warrant so transferred, effective immediately prior to the close of business on the date of such delivery, irrespective of the date of actual delivery of the new wan-ant representing the portion of this Warrant so transferred.

(b) In the event of the loss, theft or destruction of this Warrant, the Company shall execute and deliver an identical new warrant to the Holder in substitution therefor upon the Company’s receipt of (i) evidence reasonably satisfactory to the Company of such event and (ii) if requested by the Company, an indemnity agreement reasonably satisfactory in form and substance to the Company. In the event of the mutilation of or other damage to the Warrant, the Company shall execute and deliver an identical new warrant to the Holder in substitution therefor upon the Company’s receipt of the mutilated or damaged warrant.

(c) The Company shall pay all reasonable costs and expenses incurred in connection with the Exchange, Exercise, transfer or replacement of this Warrant (other than any applicable income or similar taxes payable by Holder), including, without limitation, the costs of preparation, execution and delivery of a new warrant and of share certificates representing all Warrant Stock.

Section 3. Certain Covenants.

(a) The Company shall at all times reserve for issuance and keep available out of its authorized and unissued Common Stock, solely for the purpose of providing for the exchange of this Warrant, such number of shares of Common Stock as shall from time to time be sufficient therefor.

(b) The Company will not, by amendment or restatement of its Certificate of Incorporation or Bylaws or through reorganization, consolidation, merger, amalgamation, sale of assets or otherwise, avoid or seek to avoid the observance or performance of any of the terms of this Warrant. Without limiting the foregoing, the Company will not increase the par value of any Warrant Stock receivable upon the exchange of this Warrant above the amount payable therefor upon such exchange.

(c) So long as Holder holds this Warrant, the Company shall deliver to Holder such reports as it provides to its stockholders generally, as and when delivered to such stockholders. Notwithstanding the foregoing, the Company shall provide Holder quarterly and annual financial statements upon request, if such statements are not publicly available. The parties shall not treat the Warrant or the Warrant Stock as being granted or issued as property transferred in connection with the performance of services or otherwise as compensation for services rendered.

Section 4 Adjustments to Exchange Price and Number of Shares of Warrant Stock.

4.1 Adjustments. The Exchange Price shall be subject to adjustment from time to time in accordance with this Section 4. Upon each adjustment of the Exchange Price pursuant to this Section 4, the Holder shall thereafter be entitled to acquire upon exchange, at the Exchange Price resulting from such adjustment, the number of shares of Warrant Stock obtainable by multiplying the Exchange Price in effect immediately prior to such adjustment by the number of shares of Warrant Stock acquirable immediately prior to such adjustment and dividing the product thereof by the new Exchange Price resulting from such adjustment.

4.2 Subdivisions, Combinations and Stock Dividends. If the Company shall at any time subdivide by split-up or otherwise, its outstanding Common Stock into a greater number of shares, or issue additional Common Stock as a dividend or otherwise with respect to any Common Stock, the Exchange Price in effect immediately prior to such subdivision or share dividend shall be proportionately reduced and the number of shares acquirable upon Exercise or Exchange hereunder shall be proportionately increased. Conversely, in case the outstanding Common Stock of the Company shall be combined into a smaller number of shares, the Exchange Price in effect immediately prior to such combination shall be proportionately increased.

4.3 Reclassification, Exchange, Substitutions, Etc Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exchange or exercise of this Warrant, Holder shall be entitled to receive and the Company shall promptly issue an amended warrant for the number and kind of securities and property that Holder would have received for the Warrant Stock if this Warrant had been Exercised or Exchanged immediately before such reclassification, exchange, substitution, or other event. The amendment to this Warrant shall provide for adjustments (as determined in good faith by the Board) which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 4.3, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon Exercise or Exchange of the new Warrant. The provisions of this Section 4.3 shall similarly apply to successive reclassifications, exchanges, substitutions, or other similar events.

4.4. Notices of Record Date, Etc. In the event that the Company shall:

(1) declare or propose to declare any dividend upon its Common Stock, whether payable in cash, property, stock or other securities and whether or not a regular cash dividend, or

(2) offer for sale any additional shares of any class or series of the Company’s stock or securities exchangeable for or convertible into such stock in any transaction that would give rise (regardless of waivers thereof) to pre-emptive rights of any class or series of stockholders, or

(3) effect or approve (by stockholder vote or otherwise) any reclassification, exchange, substitution or recapitalization of the capital stock of the Company, including any subdivision or combination of its outstanding capital stock, or consolidation or merger of the Company with, or sale of all or substantially all of its assets to, another corporation, or to liquidate, dissolve or wind up (including an assignment for the benefit of creditors), or

(4) offer holders of registration rights the opportunity to participate in any public offering of the Company’s securities, then, in connection with such event, the Company shall give to Holder:

(i) at least ten (10) days prior written notice of the date on which the books of the Company shall close or a record shall be taken for such a dividend or offer in respect of the matters referred to in (1) or (2) above;

(ii) in the case of the matters referred to in (3) above, at least ten (10) days prior written notice of the date when the same shall take place; and

(iii) in the case of the matter referred to in (4) above, the same notice as is given or required to be given to the holders of such registration rights.

Such notice in accordance with the foregoing clause (1) shall also specify, in the case of any such dividend, the date on which the holders of capital stock shall be entitled thereto and the terms of such dividend, and such notice in accordance with clause (2) shall also specify the date on which the holders of capital stock shall be entitled to exchange their capital stock for securities or other property deliverable upon such reorganization, reclassification, exchange, substitution, consolidation, merger or sale, as the case may be, and the terms of such exchange. Each such written notice shall be given by first class mail, postage prepaid, addressed to the holder of this Warrant at the address of Holder.

4.5 Adjustment by Board. If any event occurs as to which, in the opinion of the Board, the provisions of this Section 4 are not strictly applicable or if strictly applicable would not fairly protect the rights of the Holder in accordance with the essential intent and principles of such provisions, then the Board shall make an adjustment in the application of such provisions, in accordance with such essential intent and principles, so as to protect such rights, but in no event shall any adjustment have the effect of increasing the Exchange Price as otherwise determined pursuant to any of the provisions of this Section 4, except in the case of a combination of shares of a type contemplated in Section 4.2 and then in no event to an amount larger than the Exchange Price as adjusted pursuant to Section 4.2.

4.6 Officers’ Statement as to Adjustments Whenever the Exchange Price and/or number of shares of Warrant Stock subject to the Warrant is required to be adjusted as provided in this Section 4, the Company shall forthwith file at its principal office with a copy to the Holder notice parties set forth in Section 9 hereof a statement, signed by the Chief Executive Officer or Chief Financial Officer of the Company, showing in reasonable detail the facts requiring such adjustment, the Exchange Price and number of issuable shares that will be effective after such adjustment; provided, however, such statement shall not be required to the extent the information otherwise required by this Section 4.7 is available through the Company’s current reports filed with the Securities and Exchange Commission.

4.7 Issue of Securities other than Common Stock. In the event that at any time, as a result of any adjustment made pursuant to this Section 4, Holder thereafter shall become entitled to receive any securities of the Company, other than Common Stock, the number of such other shares so receivable upon Exercise or Exchange of this Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in this Section 4.

Section 5. Rights and Obligations of the Warrant Holder.

Except as otherwise specified in this Warrant, this Warrant shall not entitle the Holder to any rights of a holder of Common Stock in the Company until such time as this Warrant is exchanged or exercised.

Section 6. Representations, Warranties and Covenants of the Company. The Company represents and wan-ants to, and covenants with, Holder that:

6.1 Corporate Power; Authorization. The Company has all requisite corporate power and has taken all requisite corporate action to execute and deliver this Warrant, to sell and issue the Warrant and Warrant Stock and to can-y out and perform all of its obligations hereunder. This Wan-ant has been duly authorized, executed and delivered on behalf of the Company by the person executing this Wan-ant and constitutes the valid and binding agreement of the Company, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally and (ii) as limited by equitable principles generally.

6.2 Validity of Securities. The issuance and delivery of the Warrant is not subject to preemptive or any similar rights of the stockholders of the Company (which have not been duly waived) or any liens or encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws; and when the Warrant Stock is issued upon Exercise or Exchange in accordance with the terms hereof, and this Warrant is converted into Wan-ant Stock, such securities will be, at each such issuance, validly issued, fully paid and nonassessable, in compliance with all applicable securities laws and free of any liens or encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

6.3 Capitalization. The authorized capital stock of the Company consists of 50,000,000 shares of common stock, of which 17,132,750 shares were issued and outstanding on April 29, 2013, and 5,000,000 shares of Series B Stock, 1,649,078 of which were issued and outstanding on March 31, 2013. All such issued and outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. As of the date hereof, the Company has reserved a total of 3,765,872 shares of its common stock for issuance under its employee stock plans, of which 2,179,238 shares are reserved for issuance upon exercise of outstanding options granted under such stock plans. In addition, as of the date hereof, the Company has reserved a total of 1,649,122 shares of its common stock for issuance pursuant to exercise of issued and outstanding warrants and Series B Convertible Preferred Stock. Exhibit C hereto sets forth a capitalization table of the Company which is true, correct accurate and complete in all material respects as of June 30, 2013. There has been no material change to the capitalization of the Company between such specified dates and the Issue Date.

6.4 No Conflict. The execution and delivery of this Warrant do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or to a loss of a material benefit, under, any provision of the Certificate of Incorporation or Bylaws of the Company or any mortgage, indenture, lease or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company, its properties or assets, in each case, the effect of which would have a material adverse effect on the Company or materially impair or restrict its power to perform its obligations as contemplated hereby.

6.5 Governmental and other Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any governmental authority or other person or entity is required on the part of the Company in connection with the issuance, sale and delivery of the Warrant and the Warrant Stock, except such filings as shall have been made prior to and shall be effective on and as of the date hereof. All stockholder consents required in connection with issuance of the Warrant and Warrant Stock have either been obtained by the Company or no such consents are required.

6.6 Exempt from Registration. Assuming the accuracy of the representations and warranties of Holder in Section 7 hereof, the offer, sale and issuance of the Warrant and the Warrant Stock will be exempt from the registration requirements of the Securities Act pursuant to 506 of Regulation D under the Securities Act and from the registration and qualification requirements of applicable state securities laws. Neither the Company nor any agent on its behalf has solicited or will solicit any offers to sell or has offered to sell or will offer to sell all or any part of Securities to any person or persons so as to bring the sale of such Shares by the Company within the registration provisions of the Securities Act.

6.7 Reporting Obligations. The Company is and will remain subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and (i) has filed and will file all required reports under Section 13 or 15(d) of the Exchange Act, as applicable, other than Form 8-K reports. Without limiting the foregoing, if the Company ceases to timely file periodic reports under the Exchange Act, the Company shall from time to time promptly provide a copy of its most recent annual, quarterly and other interim reports to Holder.

6.9 Non-Public Information. To the extent the Company provides any material nonpublic information to Holder, the Company shall cease doing so during any period requested by Holder. To the extent required, the Company will publicly disclose the terms of this Agreement on Form 8-K under the Exchange Act (including it as an exhibit thereto if it deems it required under applicable law) promptly following the date hereof.

6.10 Delivery of Information; Accuracy. The Company acknowledges its delivery of certain Representations and Warranties deemed effective the date of the Loan Agreement (the “Representation Letter”) to Holder, which Representations and Warranties form the basis for Holder purchasing the Warrant. The information contained therein and in all documents, instruments and other information delivered to Holder in connection therewith are true, correct, accurate and complete in all material respects as of the Issue Date.

6.11 Legends. The Company shall remove any restrictive securities legends on Warrant Stock resulting from Exercise or Exchange of the Warrant as soon as permitted by applicable law.

Section 7 Representations and Warranties of Holder. Holder hereby represents and warrants to the Company as of the Closing Date as follows:

7.1 Investment Experience. Holder is an “accredited investor” within the meaning of Rule 501 under the Securities Act, and was not organized for the specific purpose of acquiring the Securities. Holder is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Securities. Holder has such business and financial experience as is required to give it the capacity to protect its own interests in connection with the purchase of the Securities.

7.2 Investment Intent. Holder is purchasing the Warrant for investment for its own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act. Holder understands that the Warrant has not been registered under the Securities Act or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of Holder’s investment intent as expressed herein.

7.3 Authorization. Holder has all requisite power and has taken all requisite action required of it to carry out and perform all of its obligations hereunder. The execution and delivery of this Warrant has been duly authorized, executed and delivered on behalf of Holder and constitutes the valid and binding agreement of Holder, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization or similar laws relating to or affecting the enforcement of creditors’ rights generally and (ii) as limited by equitable principles generally. The consummation of the transactions contemplated herein and the fulfillment of the terms herein will not result in a breach of any of the terms or provisions of Holder’s constitutional documents or instruments.

Section 8. Restricted Stock Legend.

This Warrant and the Warrant Stock have not been registered under any securities laws. Accordingly, any share certificates issued pursuant to the Exercise or Exchange of this Warrant shall (until receipt of an opinion of counsel in customary form that such legend is no longer necessary) bear the following legend:

THIS WARRANT AND THE WARRANT STOCK ISSUABLE UPON EXERCISE OR EXCHANGE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”), AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN CUSTOMARY FORM THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT.

Section 9. Notices.

Any notice or other communication required or permitted to be given here shall be in writing and shall be effective (a) upon hand delivery or delivery by e-mail or facsimile at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received) or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received), or (b) on the third business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for such communication shall be:

if to Holder, at

Partners for Growth IV, L.P.

150 Pacific Avenue

San Francisco, California 94111 Attention: Chief

Financial Officer Fax: (415) 781-0510

Email: notices@pfgrowth.com

with a copy (not constituting notice) to

Greenspan Law Office

Attn: Benjamin Greenspan, Esq.

620 Laguna Road

Mill Valley, CA 94941 Fax: (415) 738-5371

Email: ben@greenspan-law.com

with the original of this Warrant and any replacement, restatement or reissue of this Warrant to be delivered to:

Robert W. Baird & Co., Inc.

555 California Street, Suite 4900 San Francisco,

CA 94104

ATTN: John Fitzgibbons

Phone # 415-627-3225

Email: JFitzgibbons@rwbaird.com

or

if to the Company, at

Mattersight Corporation

200 S Wacker Drive, Suite 820

Chicago, IL 60606

Attn: Kelley D. Conway

Fax: (775) 252-9987

Email: kelly.conway@mattersight.com

with a copy (not constituting notice) to:

Winston & Strawn LLP

35 W. Wacker Drive Chicago, IL

60601-9703

T: (312) 558-5600

F: (312) 558-5700

Attn: Steven J. Gavin, Esq.

Email: sgavin@winston.com

Each party hereto may from time to time change its address for notices under this Section 9 by giving at least 10 calendar days’ notice of such changes address to the other party hereto.

Section 10. Amendments and Waivers.

This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought. This Warrant may only be amended by an instrument in writing signed by both parties.

Section 11. Applicable Law; Severability.

This Warrant shall be governed by and construed and enforced in accordance with the laws of the State of Delaware. If any one or more of the provisions contained in this Warrant, or any application of any provision thereof, shall be invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and all other applications of any provision thereof shall not in any way be affected or impaired thereby.

Section 12. Construction; Headings.

The terms “Exercise” and “Exchange” may be used interchangeably from time to time in this Warrant, the only substantive difference being that the exercise of rights under this Warrant by Exercise will require payment of cash consideration per share equal to the Exchange Price. The headings used in this Warrant are for the convenience of the parties only and shall not be used in construing the provisions hereof.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed on the day and year first above written.

COMPANY:		ACKNOWLEDGED AND AGREED:

Mattersight Corporation		HOLDER:

Partners for Growth IV, L.P.

By:	/s/ CHRISTINE R. CARSEN	By:	/s/ LORRAINE NIELD
Name:	Christine R. Carsen		Lorraine Nield, Manager of
Title:	Vice President, General Counsel & Corporate Secretary		Partners for Growth IV, LLC, Its General Partner

Exhibit A

To:

ELECTION TO EXCHANGE OR EXERCISE

1. The undersigned hereby exercises its right to Exchange its Warrant for                          fully paid, validly issued and nonassessable shares of Warrant Stock in accordance with the terms thereof.

1. The undersigned hereby elects to Exercise the attached Warrant for fully paid, validly issued and nonassessable shares of Warrant Stock by payment of $              as specified in the attached Warrant. This right is exercised with respect to              of shares.

[Strike the paragraph above that does not apply.]

The undersigned requests that certificates for such shares be issued in the name of, and delivered to:

2. By its execution below and for the benefit of the Company, the undersigned hereby restates each of the representations and warranties in Section 7 of the Warrant as of the date hereof.

Date:	[Holder]

By
Name:
Title:

Exhibit B

ASSIGNMENT FORM

To:

The undersigned hereby assigns and transfers this Warrant to

(Insert assignee’s social security or tax identification number)

(Print or type assignee’s name, address and postal code)

and irrevocably appoints                                      to transfer this Warrant on the books of the Company.

Date:		Partners for Growth IV, L.P.

By
	Name:	, Manager of
Partners for Growth IV, LLC, Its General Partner

Exhibit C — Summary Capitalization Table

Mattersight Corporation

Ownership Table

as of June 1, 2013

Name	Common Stock	Preferred Stock	Subtotal	Percent of Outstanding	Options Vested @ 6-1-13	Options Unvested @6-1-13	Total Options @ 6-1-13	Shares & Options Outstanding	Percent of Shares & Options Outstanding
Tench Coxe and Various entities affiliated with SHV	3,609,526	1,304,098	4,913,624	26.0%	76,100	17,500	93,600	5,007,224	23.7%
Investor Growth Capital, LLC & Philip Dur	2,364,209	—	2,364,209	12.5%	18,218	43,824	62,042	2,426,251	11.5%
Michael J. Murray	273,049	23,243	296,292	1.6%	85,802	17,500	103,302	399,594	1.9%
John C. Staley	64,518	—	64,518	0.3%	76,100	17,500	93,600	158,118	0.7%
Henry J. Feinberg	1,927	—	1,927	0.0%	117,500	17,500	135,000	136,927	0.6%
John T. Kohler	37,040	—	37,040	0.2%	76,100	17,500	93,600	130,640	0.6%
David B. Mullen	8,000	—	8,000	0.0%	58,500	17,500	76,000	84,000	0.4%
Conway, Kelly	1,025,823	3,862	1,029,685	5.4%	343,750	306,250	650,000	1,679,685	8.0%

Subtotal	7,384 ,092	1,331,203	8,715,295	45.1%	852,070	455,074	1,307,144	10,022,439	47.5%
Other Major Holders
John A. Murphy and various entities affiliated with Alydar Partners, LLC	1,093,089	—	1,093,089	5.8%	—	—	—	1,093,089	5.2%
Peter Schleider, (RKB Capital LP)	937,995	—	937,995	5.0%	—	—	—	937,995	4.4%
Peninsula Capital Management, LP
Peninsula Master Fund, LTD , and Scott
Bedford	878 ,165	—	878 ,165	4.6%	—	—	—	878,165	4.2%
Other	6,979,610	317,919	7,297,529	38.5%	289,078	583,016	872,094	8,169,623	38.7%

Total	17,272,951	1,649,122	18,922,073	100.0%	1,141,148	1,038,090	2,179,238	21,101,311	100.0%